Exhibit 5.1

NORTH AMERICA SOUTH AMERICA EUROPE ASIA	800 Capitol St., Suite 2400 Houston, TX 77002-2925 T +1(713) 651-2600 F +1 (713) 651-2700

April 23, 2026

AMASS Brands Inc
860 E Stowell Road

Santa Maria, CA, 93454

Re:	AMASS Brands Inc Registration Statement on Form S-1

We have acted as special counsel to AMASS Brands Inc, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on April 6, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resales of up to 14,293,298 shares of common stock, $0.00001 par value per share (the “Shares”), by the selling stockholders named in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Seventh Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP